Exhibit 99.1

Stacey Dwyer, EVP
1901 Ascension Blvd., Suite 100, Arlington, TX 76006 817-856-8200 January 8, 2004

D.R. HORTON, INC. REPORTS A 20% INCREASE IN NET SALES ORDERS FOR THE FIRST QUARTER OF FISCAL YEAR 2004

     ARLINGTON, TEXAS – D.R. Horton, Inc. (NYSE:DHI) Thursday (January 8, 2004) reported record first quarter net sales orders. Net sales orders for the quarter ended December 31, 2003 increased 20% to $2.0 billion (8,234 homes) compared to $1.7 billion (7,252 homes) for the same period of fiscal year 2003.

     Donald R. Horton, Chairman of the Board, said, “We are extremely pleased with our double-digit organic sales performance. Our continued sales increases and strong backlog at December 31 position the Company for another record year in fiscal 2004.”

     Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes in 20 states and 47 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s backlog at December 31, 2003 and the Company’s record earnings in fiscal year 2004. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; changes in income tax laws affecting mortgage interest deductibility; the Company’s substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

“SAME STORE” NET SALES ORDERS
($ in millions)

	Quarter Ended December 31,

	2002		2003

	Homes	$	Homes	$

Mid-Atlantic	721	$146.0	715	$166.7
Midwest	429	106.9	411	125.2
Southeast	949	169.8	1,173	251.6
Southwest	2,771	468.9	3,280	554.8
West	2,382	806.9	2,655	935.4

Total	7,252	$1,698.5	8,234	$2,033.7

WEBSITE ADDRESS: www.DRHORTON.com